                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Centennial Communications Corp. and subsidiaries' Registration Statement No. 33-80716 on Form S-4, Registration Statement Nos. 333-39882 and 333-92293 on Form S-8, and Registration Statement No. 333-39004 and Post-Effective Amendment No. 3 to Registration Statement No. 33-90954 on Form S-3, of our reports dated July 24, 2001, (which express an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for revenue recognition to conform to U.S. SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" in fiscal 2001) appearing in this Annual Report on Form 10-K of Centennial Communications Corp. and subsidiaries for the year ended May 31, 2001.

/s/ DELOITTE & TOUCHE LLP

New York, New York
August 24, 2001